Exhibit 99.1
Pelthos Therapeutics Announces Third Quarter 2026 Financial Results and Provides Business Update
Zelsuvmi® net product revenue grew 114% to $15.2 million during the third quarter of 2026 from $7.1 million in the third quarter of 2025
12,384 Zelsuvmi units were dispensed by 4,942 unique prescribers during the third quarter of 2026, representing a 4% quarter-over-quarter increase in units dispensed
Increased formulary coverage for Zelsuvmi® to 127 million commercially covered lives

Recently announced transaction with Castle Creek, creating transformative biotechnology company focused on serious diseases that affect the skin

Management will host a conference call today, November 12, 2026, at 8:30 a.m. ET
DURHAM, N.C., November 12, 2026 — Pelthos Therapeutics Inc. (NYSE American: PTHS), a biopharmaceutical company committed to commercializing innovative therapeutic products for unmet patient needs (“Pelthos,” “we” or the “Company”), today announced its financial results for the third quarter ended September 30, 2026, and provided a business update.
“Zelsuvmi delivered another solid quarter, generating net product revenue of $15.2 million,” said Scott Plesha, CEO of Pelthos. “Thousands of patients have already benefited from Zelsuvmi and we remain focused on driving Zelsuvmi growth and building on our success with the planned launches of Xepi® targeted in the first quarter of 2027 and Xeglyze® targeted in the third quarter of 2027.”
“In October, after the close of the third quarter, we took an important step in our pursuit of long-term value by announcing our agreement to combine with Castle Creek, a transaction that we believe will create a stronger, more diversified biotechnology company,” Mr. Plesha continued. “This transformative merger brings together two complementary platforms across different therapeutic modalities and has significant upside potential through Castle Creek’s fibroblast-based cell and gene therapy technology, and its lead candidate, D-Fi, which has the potential to become a blockbuster franchise in dystrophic epidermolysis bullosa, or DEB. We look forward to completing the transaction and delivering significant value to our shareholders.”

Third Quarter and Recent Business Highlights
Zelsuvmi® Commercial Highlights

•Zelsuvmi® net product revenue was $15.2 million in the third quarter of 2026, up 114% from $7.1 million in the third quarter of 2025, driven by strong utilization of Zelsuvmi by health care providers, increased formulary position, and optimized gross-to-net deductions.

•In the third quarter, units of Zelsuvmi dispensed increased to 12,384 units, up 4% from the prior quarter and up 365% from the same period last year.

•Third-quarter net revenue per unit reflected increased utilization of Zelsuvmi associated with expanding access, consistent with expectations for this stage of launch. As new coverage is implemented, Pelthos expects a slight increase in gross-to-net deductions, and improving net revenue per unit over time.

•During the third quarter of 2026, Pelthos announced that it had secured new formulary coverage with a major Pharmacy Benefit Manager, reaching an additional 24 million covered lives, gained enhanced commercial coverage through a regional commercial health plan representing approximately 3 million covered lives, and increased formulary coverage for Zelsuvmi to 127 million commercially covered lives or

69% of commercially covered lives and strong Medicaid coverage of more than 70 million or 100% of covered lives.

Combination with Castle Creek Presents Compelling Value Opportunity

On October 30, 2026, the Company announced that it entered into a definitive merger agreement under which Castle Creek Biosciences, Inc. (“Castle Creek”), a late-stage company developing redosable gene therapies, will merge into an affiliate of Pelthos via a series of mergers. The combination would create a transformative, diversified biotechnology company with a synergistic pediatric and dermatological focus, targeting serious diseases that affect the skin. Castle Creek’s late-stage fibroblast-based cell and gene therapy platform, including its lead candidate, D-Fi, complements the Company’s three novel FDA-approved products and established commercial capabilities in dermatology, with the potential to drive long-term value for shareholders. D-Fi is a redosable, gene-modified cell therapy for DEB that has received Orphan Drug designation for DEB and Rare Pediatric Disease, Fast Track and Regenerative Medicine Advanced Therapy designations from the FDA for recessive DEB.

•The transaction remains on track to close by the end of the first quarter of 2027, subject to customary closing conditions including approval by Castle Creek’s stockholders.

•The combined company is expected to offer compelling complementary capabilities, greater pipeline diversification and an expanded technology base.

•As part of the Pelthos’ portfolio, D-Fi will leverage the Company’s established commercial leadership, and deep expertise in dermatology. The merger offers important synergy in prescribers and key opinion leaders as both D-Fi and Pelthos’ current portfolio are focused on providing important therapies to the pediatric dermatology, dermatology and pediatric specialties.

•Bringing together Pelthos’ three novel FDA-approved products, Zelsuvmi®, Xepi® and Xeglyze®, with D-Fi will create a portfolio spanning marketed, launch-stage and late-stage assets that provides multiple potential sources of growth over different time horizons.

•In addition, Castle Creek’s fibroblast technology adds a cell and gene therapy capability to Pelthos’ existing Nitricil technical and manufacturing platform, giving the combined company multiple therapeutic modalities to address serious skin diseases where conventional small molecules have had limited impact and allowing it to expand its product pipeline over time.

Other Financial Highlights

•Pelthos’ cash balance as of September 30, 2026 was $17.7 million, not including an additional $10.0 million borrowed from Horizon Technology Finance on October 30, 2026. This additional borrowing, paired with cash on hand, combined with the Company’s current commercial projections, is expected to support its current business plan.

•On October 30, 2026, Pelthos entered into an Amended and Restated Venture Loan and Security Agreement with Horizon Technology Finance, which amended and restated the Company’s original Venture Loan and Security Agreement (January 2026). The amended agreements provides for a senior secured term loan facility of up to $50.0 million. In connection with the amendment, the Company drew an additional $10.0 million, bringing current outstanding borrowings to $40.0 million. An additional $10.0 million may be available in funding prior to December 31, 2027, primarily subject to the Company achieving trailing twelve-month net revenue of at least $70.0 million.

•As of September 30, 2026, we had approximately 9.1 million shares outstanding on an as-converted basis, which includes the conversion of approximately 51,479 shares of the Company’s Series A and 2,600 shares of Series C Convertible Preferred Stock, and approximately 3.9 million shares of common stock issued and outstanding.

Third Quarter 2026 Financial Summary
•Net product revenues for Zelsuvmi during the third quarter of 2026 was $15.2 million as compared to $7.1 million during the third quarter of 2025 and $15.4 million during the second quarter of 2026, representing a 114% year-over-year increase and a 1% quarter-over-quarter decrease, respectively.

•Cost of goods sold was $1.7 million for the third quarter of 2026 as compared to $2.3 million for the third quarter of 2025 and $3.6 million for the second quarter of 2026, representing a 28% year-over-year reduction and a 54% quarter-over-quarter reduction, respectively. Cost of goods sold includes fair value adjustments related to finished goods and active pharmaceutical ingredient inventory on hand at the time of the Company’s merger in July 2025. Cost of goods sold for the second quarter of 2026 also included a $0.9 million write-off of work-in-process inventory related to specification tolerances.
•Selling, general and administrative (“SG&A”) expenses were $18.8 million for the third quarter of 2026 as compared to $18.4 million for the third quarter of 2025 and $25.0 million for the second quarter of 2026, representing a 3% year-over-year increase and a 25% quarter-over quarter reduction. SGA expenses for the second quarter of 2026 included $5.3 million of one-time milestone expense.
•Interest expense was $2.3 million for the third quarter of 2026 compared to $1.3 million for the third quarter of 2025 and $2.4 million for the second quarter of 2026. Interest expense is attributable to (i) the Company’s existing convertible notes and its Horizon facility; and (ii) the accounting treatment of certain royalty and purchase agreement obligations entered into by the Company.
•Change in fair value of debt, related to the convertible notes issued in November 2025, was a $4.1 million gain in the third quarter of 2026 compared to a $3.7 million loss for the second quarter of 2026. There was no corresponding change in fair value of debt in the third quarter of 2025 because the convertible notes had not yet been issued. At issuance, the Company analyzed the terms of the convertible notes and its embedded features concluding it was appropriate to account for the convertible notes at fair value. Accordingly, the Company initially recognized the convertible notes at fair value and will subsequently measure the convertible notes at fair value with changes in fair value recorded in current period earnings or other comprehensive income.
•Net loss for the third quarter of 2026 was $(7.9) million, compared to $(16.2) million for the third quarter of 2025 and $(23.4) million for the second quarter of 2026.
•Adjusted EBITDA for the third quarter of 2026 was $(5.6) million, as compared to $(10.4) million for the third quarter of 2025 and $(5.7) million for the second quarter of 2026, as discussed within the Non-GAAP Financial Information below.
•See additional detail within the Summary Financial Statement tables and Non-GAAP Financial Information below.
Webcast and Conference Call
Management will host a conference call and webcast today at 8:30 a.m. ET to discuss the Company’s third quarter 2026 results and provide a corporate update. Interested parties may participate in the call by dialing:
(877) 451-6152 (Domestic)
(201) 389-0879 (International)
Conference ID: 13763737
The live webcast will be accessible in the Investors section of the Company’s website or by following the direct link:
https://viavid.webcasts.com/starthere.jsp?ei=1782128&tp_key=f03f47add7
For those who cannot listen to the live broadcast, an online replay will be available in the Investors section of Pelthos’ website.
About Pelthos Therapeutics
Pelthos Therapeutics is a commercial-stage biopharmaceutical company focused on building and advancing a portfolio of differentiated cutaneous infectious disease products that address unmet patient needs. Zelsuvmi® (berdazimer) topical gel, 10.3%, the Company’s lead product, is the first and only prescription therapy approved for use at home by patients, parents, and caregivers to treat molluscum contagiosum. The company’s portfolio of assets includes Xepi® (ozenoxacin) Cream, 1%, a topical treatment for impetigo, and Xeglyze® (abametapir), a topical treatment for head lice. More information is available at www.pelthos.com. Follow Pelthos on LinkedIn and X.
Forward-Looking Statements
This press release contains forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, regarding Pelthos’ current expectations. All statements, other than statements of historical fact, could be deemed to be forward-looking statements. In some instances, words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our good faith beliefs (or those of the indicated third parties) and speak only as of the date hereof. These forward-looking statements include, without limitation, references to our expectations regarding (i) the potential benefits of the merger with Castle Creek, including potential synergies and capabilities of the combined company, and the anticipated timing of closing; (ii) the anticipated ongoing growth for Zelsuvmi®; (iii) the potential timing for the commercialization and anticipated launch of Xepi and Xeglyze; (iv) our belief that the exclusion of certain items in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business; and (vi) our belief that Adjusted EBITDA provides useful information to investors in understanding and evaluating our operating results. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those set forth in such forward-looking statements include, but are not limited to, risks and uncertainties related to there being no guarantee that the trading price of the combined company’s Common Stock will be indicative of the combined company’s value or that the combined company’s Common Stock will become an attractive investment in the future; the closing conditions required under the Castle Creek merger agreement, which may not be satisfied or completed on a timely basis, if at all; we may rely on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections and may not receive expected revenue; we and our partners may not be able to timely or successfully advance any product(s) in our internal or partnered pipeline or receive regulatory approval and there may not be a market for the product(s) even if successfully developed and approved; and changes in general economic conditions, including as a result of war, conflict, epidemic diseases, the implementation of tariffs, and ongoing or future litigation could expose us to significant liabilities and have a material adverse effect on us. These and other risks and uncertainties are described more fully in our filings with the U.S. Securities and Exchange Commission. The information in this press release is provided only as of the date of this press release, and we undertake no obligation to update any forward-looking statements contained in this press release based on new information, future events, or otherwise, except as required by law.

Contacts
Investors:
LifeSci Advisors, LLC
Mike Moyer, Managing Director
mmoyer@lifesciadvisors.com
Media:
Jude Gorman / Dylan O’Keefe
Collected Strategies
Pelthos-CS@collectedstrategies.com

Summary Financial Statements

Pelthos Therapeutics Inc.
Selected Condensed Consolidated Balance Sheet Data (unaudited) (in thousands)
	September 30, 2026	December 31, 2025
Cash and cash equivalents	$17,690	$17,973
Accounts receivable, net	13,413	8,858
Inventory	21,471	23,574
Total current assets	56,066	53,410
Total assets	128,817	130,397

Accounts payable	$3,717	$2,986
Accrued expenses	23,155	15,364
Total current liabilities	31,435	25,993
Total liabilities	135,003	91,516

Total stockholders' (deficit) equity	$(6,186)	$38,881
Total liabilities and stockholders' equity	128,817	130,397

Pelthos Therapeutics Inc.
Condensed Consolidated Statements of Operations (unaudited) (in thousands except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenue
Net product revenues	$15,213	$7,112	$41,298	$7,112
License and collaboration revenues	182	294	606	294
Total revenue	15,395	7,406	41,904	7,406
Operating expenses
Cost of goods sold	1,661	2,316	6,944	2,316
Selling, general and administrative	18,845	18,383	63,117	22,739
Research and development	1,019	145	1,805	854
Royalty expense	2,510	1,245	7,015	1,245
Amortization of intangible assets	1,053	679	3,127	679
Total operating expenses	25,088	22,768	82,008	27,833
Operating loss	(9,693)	(15,362)	(40,104)	(20,427)
Other (expense) income
Interest expense	(2,269)	(1,346)	(7,011)	(1,698)
Change in fair value of convertible debt	4,067	—	(9,270)	—
Interest income and other income	—	5	—	5
Total other (expense) income	1,798	(1,341)	(16,281)	(1,693)
Net loss before provision (benefit) for income taxes	(7,895)	(16,703)	(56,385)	(22,120)
Provision (benefit) for income taxes	—	(465)	—	(465)
Net loss	$(7,895)	$(16,238)	$(56,385)	$(21,655)

Net loss per common share - basic and diluted	$(2.04)	$(5.30)	$(15.78)	$(14.92)

Weighted average number of common shares outstanding - basic and diluted	3,862,896	3,061,735	3,573,387	1,451,152

Pelthos Therapeutics Inc.
Condensed Consolidated Statements of Operations (unaudited) (in thousands except share and per share data)

	Three Months Ended
	September 30, 2026	June 30, 2026

Revenue
Net product revenues	$15,213	$15,420
License and collaboration revenues	182	183
Total revenue	15,395	15,603
Operating expenses
Cost of goods sold	1,661	3,610
Selling, general and administrative	18,845	25,034
Research and development	1,019	600
Royalty expense	2,510	2,639
Amortization of intangible assets	1,053	1,043
Total operating expenses	25,088	32,926
Operating loss	(9,693)	(17,323)
Other (expense) income
Interest expense	(2,269)	(2,389)
Change in fair value of convertible debt	4,067	(3,705)
Total other (expense) income	1,798	(6,094)
Net loss before provision for income taxes	(7,895)	(23,417)
Provision for income taxes	—	—
Net loss	$(7,895)	$(23,417)

Net loss per common share - basic and diluted	$(2.04)	$(6.62)
Weighted average number of common shares outstanding - basic and diluted	3,862,896	3,539,464

Non-GAAP Financial Information

Adjusted EBITDA

To provide investors with additional information regarding the Company’s financial results, we have provided within this press release Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net loss adjusted to eliminate (i) stock-based compensation expense, (ii) the inventory valuation step-up recognized in cost of goods sold resulting from the July 1, 2025 acquisition of LNHC, Inc., as described below, (iii) change in fair value of convertible debt, (iv) milestones due to license agreement counterparties, (v) interest expense, (vi) interest and other income, (vii) amortization of intangible assets, (viii) depreciation expense, and (ix) the provision for income taxes. We have provided a reconciliation below of Net Loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA.

The Company accounts for business acquisitions using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements (“ASC 820”), as of the acquisition date. As part of the July 1, 2025 acquisition of LNHC, Inc., the fair value of the inventory acquired was estimated using the top/down method that considers the estimated selling price, costs to complete, disposal costs, profit margin on disposal effort, and holding costs. Significant assumptions include management’s estimates for the selling price and the costs to be incurred related to the disposal effort of the inventory. The non-cash inventory valuation step-up from the acquisition of LNHC, Inc. is recognized within cost of goods sold in the periods presented.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operating plans. In particular, we believe the exclusion of certain items from net loss in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors in understanding and evaluating our operating results. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

The following table presents a reconciliation of Net Loss to Adjusted EBITDA for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss	$(7,895)	$(16,238)	$(56,385)	$(21,655)
Adjustments:
Stock-based compensation	1,943	2,812	6,611	3,662
Cost of goods sold basis step-up	823	1,111	4,757	1,111
Change in fair value of convertible debt	(4,067)	—	9,270	—
Milestone expense	—	—	5,250	—
Interest expense	2,269	1,346	7,011	1,698
Interest income and other income	—	(5)	—	(5)
Amortization of intangible assets	1,053	679	3,127	679
Depreciation	283	389	1,030	389
Provision (benefit) for income taxes	—	(465)	—	(465)
Adjusted EBITDA	$(5,591)	$(10,371)	$(19,329)	$(14,586)

	Three Months Ended
	September 30, 2026	June 30, 2026
Net loss	$(7,895)	$(23,417)
Adjustments:
Stock-based compensation	1,943	2,760
Cost of goods sold basis step-up	823	2,295
Change in fair value of convertible debt	(4,067)	3,705
Milestone expense	—	5,250
Interest expense	2,269	2,389
Amortization of intangible assets	1,053	1,043
Depreciation	283	278
Adjusted EBITDA	$(5,591)	$(5,697)